MODIFICATION AGREEMENT


     This Modification Agreement (the "Agreement") is made and entered into as of the ___ day of April, 1999 by and among Stephens Holding Company ("Holder"), Stephens Inc. ("Stephens"), Eckler Industries, Inc. ("Maker") and Smart Choice Automotive Group, Inc. (the "Company").

     This  Agreement  relates to (i) that  certain  promissory  note dated as of
October 3, 1997 from Eckler Industries, Inc. to the order of Stephens in the face principal amount of $1,500,000 ("Note 1"), which has subsequently been assigned to Holder; (ii) that certain promissory note dated as of January 23, 1998 from Eckler Industries, Inc. to the order of Stephens in the face principal amount of $3,000,000 ("Note 2"), which has subsequently been assigned to Holder;
(iii)  that  certain  promissory  note  dated  as of May 11,  1998  from  Eckler
Industries, Inc. to the order of Stephens in the face principal amount of $4,000,000 ("Note 3"), which has subsequently been assigned to Holder (Note 1,
Note 2 and Note 3 are herein collectively called the "Notes"); (iv) the guaranty agreement of each of the above-described Notes by the Company, as amended by prior written instruments, if any, among the parties thereto (collectively called the "Guaranty"); (v) any and all pledges, security agreements and other instruments and documents that secure, effect or perfect any rights or interests of Holder or its predecessor in interest relating to the above-described Notes;
(vi) the potential sale of Maker with the assistance of Stephens and modification of certain terms and conditions previously agreed to and set forth in that certain engagement letter dated December 23, 1997 from Stephens to the Company ("Engagement Letter") and as extended by that certain Extension to Engagement Letter dated March 1, 1999 ("Extension Letter"); and (vii) waiver of certain fees, costs and expenses previously incurred in connection with the Company's 1998 withdrawn secondary offering. The parties acknowledge that they desire to extend the maturity dates of the Notes and to the extent that it may be necessary, for Holder to waive any defaults which may now exist. For and in consideration of the premises and of the mutual promises and covenants hereinafter set forth, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows: 1. The Company hereby agrees that it will accept any cash offer to purchase the stock, assets or business of Maker (excluding the land and buildings) recommended by Stephens on or before December 31, 1999, provided that the amount of such cash proceeds equals or exceeds $10.0 million (excluding any and all lease or other income or proceeds therefrom), provided however, that Stephens or any of its affiliates, agents or representatives, agrees to waive any and all fees and claims for reimbursement for costs and expenses to which Stephens, its affiliates, agents or representatives, may be entitled to now or in the future, in connection with the sale of the Maker, including without limitation, any and all such fees and reimbursements as set forth in the Engagement Letter and Extension Letter. The Company and the Maker hereby agree to fully cooperate and to exercise their reasonable best efforts to promptly close any cash offer recommended by Stephens. The Company hereby reaffirms and agrees that the Company shall repay in full all of the indebtedness evidenced by the Notes at the closing of the sale of such stock, assets or business of Maker. 2. Stephens, on behalf of Stephens and its affiliates, agents and representatives, agrees to waive any and all claims any and all of such parties has or may have to fees reimbursement or for costs and expenses incurred in connection with, arising out of or related to that certain secondary offer of the Company's Common Stock filed with the Securities and Exchange Commission on July 17, 1998, and as amended by that certain preliminary offering Prospectus of the Company dated August 21, 1998. 3. Further provided, that the Company hereby agrees that if the Notes have not been repaid in full on or before April 30, 2000, then, upon request by Holder, the Company shall transfer ownership of the stock, assets and business of Maker to Holder, or its designee, in full satisfaction of the indebtedness represented by the then outstanding amount of the Notes and that, in conjunction with such transfer, the Company shall permit Maker to continue to use and occupy the offices, warehouse spaces and other business premises of Maker, as used and occupied by Maker during the year preceding the date of this Agreement, subject to payment of rent for a period of five (5) years at the then current rent paid by Eckler's on the premises. 4. The Company hereby agrees that if the Company issues debt or equity securities, including (but not limited to) securitization or other sale or financing of chattel paper or receivables but excluding the financing of this chattel paper through FINOVA in the ordinary course of business consistent with its past practices and excluding floor plan financing, prior to the repayment in full of the Notes, the net proceeds of which equal or exceed $10.0 million, the Company shall repay the Notes in full out of such proceeds. 5. The Company hereby re-affirms the rights granted to Stephens to serve as the lead managing underwriter for the Company and any of its subsidiaries or affiliates and to serve as financial advisor and/or investment banker for the Company and any of its subsidiaries or affiliates on the terms and conditions set forth in Section 4 of that certain Amendment to Guaranty Agreement dated as of January 23, 1998 by and among the Company, the Maker and Stephens, and the Company hereby confirms the date through which such rights shall be applicable through January 31, 2001. 6. Promptly following execution of this Agreement, the Company shall issue to Stephens warrants to purchase _________ shares of the Common Stock of the Company at an exercise price of $_____ per share. Such warrants shall be exercisable for a period of twelve (12) months and shall also contain the other terms and conditions set forth in the warrant agreement attached hereto as Exhibit "A". Stephens agrees that to the extent the Company incurs an expense related to the value of any such warrants, Stephens agrees to reimburse the Company in the amount of such expense. 7. Upon the closing of the sale of the stock, assets or business of Maker as described above, the Company shall issue to Stephens warrants to purchase 300,000 shares of the common stock of the Company, if such closing occurs on or before August 31, 1999 and warrants to purchase 250,000 shares of the common stock of the Company, if such closing occurs after August 31, 1999 and on or before December 31, 1999 and warrants to purchase 200,000 shares of the common stock of the Company, if such closing occurs after December 31, 1999 but prior to April 30, 2000, at an exercise price equal to the greater of (x) the product of ___ times the average closing price of such common stock for the ten trading days preceding the date of such closing and (y) the closing price of such common stock on the date of such closing. All of the aforementioned warrants shall be exercisable for a period of twelve (12) months and shall also contain the other terms and conditions set forth in the warrant agreement attached hereto as Exhibit "A". Stephens agrees that to the extent the Company incurs an expense related to the value of any such warrants, Stephens agrees to reimburse the Company in the amount of such expense. 8. Holder hereby agrees to extend the maturity date of the Notes to April 30, 2000, on which date all unpaid principal and all accrued and unpaid interest on the Notes shall be due and payable in full. Maker shall continue to pay interest on the Notes at the same intervals and at the same times provided for in each of the Notes, respectively, until the maturity date thereof, as amended hereby. All other terms and provisions of the Notes shall remain in full force and effect, except as explicitly amended hereby or as explicitly amended by a prior written amendment thereto executed by the parties thereto. 9. The Company hereby consents to the extension of the maturity date of the Notes and to all other modifications of the Notes effected by this Agreement or by any prior written modification or amendment of any of the Notes executed by the parties thereto, and the Company hereby re-affirms its agreement to guarantee the Notes on the terms and conditions set forth in the Guaranty Agreement of the Company, as amended, under which the Company has agreed to guarantee payment and performance of the Notes, except only to the extent amended by this Agreement. 10. Each party hereto for itself, and its successors and assigns, hereby waives, releases, and discharges the other parties hereto and their respective successors, assigns, officers, directors, shareholders, employees, agents and representatives, from any and all claims, actions, obligations, damages, and liabilities (known or unknown and, past, present, or future), which the releasing party or its successors and assigns, has (or may have) by reason of any matter, cause, or transaction with respect to the Notes, Engagement Letter, and the Extension Letter, and matters contemplated thereby, and/or occurring before the effective date of this Agreement. In witness whereof, the parties hereto have executed and delivered this Agreement as of the 15th day of April, 1999.


HOLDER:                                     COMPANY:
STEPHENS HOLDING COMPANY            SMART CHOICE AUTOMOTIVE
                                   GROUP, INC.
BY:     ________________________     BY:             ___________________________
NAME:    ________________________ NAME:              ___________________________
TITLE:   ________________________ TITLE:             ___________________________

                                     MAKER:
STEPHENS INC.                               ECKLER INDUSTRIES, INC.
BY:     ________________________     BY:             ___________________________
NAME:    ________________________ NAME:              ___________________________
TITLE:   ________________________ TITLE:             ___________________________